UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2018

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York		10019
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 18, 2018, CBS Corporation (“CBS” or the “Company”) announced the appointment of Christina Spade as the Company’s Executive Vice President, Chief Financial Officer, effective October 18, 2018.

Ms. Spade, age 49, had served as Executive Vice President, Chief Financial Officer and Strategy for Showtime Networks Inc. (“Showtime”) since 2013. Previously, Ms. Spade served as Senior Vice President, Affiliate Finance and Business Operations for Showtime since 2003. Since joining Showtime in 1997, Ms. Spade has worked in different capacities, including programming finance leadership and as a key steward of the successful implementation of various financial, operational and reporting systems. Prior to joining Showtime, Ms. Spade was an Audit Manager with PricewaterhouseCoopers in the Entertainment, Media and Communications practice.

A copy of the press release announcing Ms. Spade’s appointment is filed herewith as Exhibit 99 to this Form 8-K and is incorporated by reference herein.

(e) On October 18, 2018, the Company entered into an employment agreement (the “Agreement”) with Ms. Spade that reflects her new position as Executive Vice President, Chief Financial Officer of CBS and includes the following terms:

Term. The term of the Agreement commences on October 18, 2018 and ends on October 17, 2021, subject to earlier termination in accordance with the terms of the Agreement.

Annual Cash Compensation. Ms. Spade’s annual base salary will be $1,250,000 and her target bonus for each calendar year under the Agreement will be 200% of her base salary as in effect on November 1st of the calendar year. Ms. Spade’s salary may be increased from time to time in the Company’s discretion.

Annual Equity Awards. Beginning with calendar year 2019, Ms. Spade will be eligible to receive annual awards under the Company’s long-term incentive plan, as determined by the Compensation Committee of the Board of Directors of the Company, with a target value equal to $1,500,000.

Benefits. Ms. Spade will be eligible to participate in arrangements for health, insurance and retirement benefits available to other senior executives of CBS.

Termination Payments. In the event that the Company terminates her employment without “cause” or if she resigns her employment for “good reason” (each as defined in the Agreement), Ms. Spade will be entitled to receive a severance amount equal to 1.5 times the sum of her salary and target bonus, each as in effect at the time of her termination; certain health and insurance benefits for 18 months following her termination; and accelerated vesting of all unvested stock options and restricted share units which would otherwise vest on or before the end of an 18 month period following such termination. Additionally, if such termination of employment without “cause” or for “good reason” occurs within 24 months following a “corporate event” (as defined in the Agreement), Ms. Spade will receive enhanced severance payments and benefits.

Restrictive Covenants. Ms. Spade will be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including for specified periods following termination of employment.

The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed herewith as Exhibit 10 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.    The following Exhibits are filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10	Employment Agreement dated October 18, 2018 between CBS Corporation and Christina Spade

99	Press Release of CBS Corporation dated October 18, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

Date: October 19, 2018

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